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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-105866, 333-10815, 333-10817, 333-28269, 333-39590, 333-57653, and 332-89448
of Rural Cellular Corporation and Subsidiaries (the Company) on Form S-8 of our report dated February 7, 2003 (except Note 13, as to which the date is April 23, 2003), relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2002 and 2001 (which report includes explanatory paragraphs related to: (i) the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment of SFAS No.
133)," as discussed in Note 5, (ii) the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," as discussed in Note 3, (iii) the adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB No. 13 and Technical Corrections," as discussed in Note 13, and (iv) the application of procedures relating to certain other disclosures and reclassification of financial statement amounts related to the 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance with respect to such disclosures and reclassifications), appearing in this Current Report on Form 8-K of the Company for the year ended December 31, 2002.




Minneapolis, Minnesota
October 2, 2003